                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     This Agreement, made this first day of March, 1994, by and among UNIONBANK, a state banking corporation, UNIONBANCORP, INC., a Delaware corporation (hereinafter collectively referred to as the "Employer"), and WAYNE
L. BISMARK (hereinafter referred to as the "Employee").

     WHEREAS, the Employee and the Employer desire to enter into an employment agreement to fully recognize the contributions of the Employee to the Employer and to assure continuous harmonious management of the affairs of the Employer;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is mutually agreed by and among the parties hereto as follows:

     Section 1. Employment; Term.

     1.1 Employment. The Employer hereby hires the Employee as Executive Vice President and Chief Credit Officer of UnionBank and UnionBancorp, Inc. and the Employee does hereby accept such employment, upon the terms and conditions hereinafter set forth and agrees to perform the duties required of him to the best of his ability.

     1.2 Term of Employment. The term of this Agreement shall commence as of March 1, 1994 and shall continue through December 31, 1996 unless extended as provided in paragraph 1.3 or sooner terminated as provided in Section 5.

     1.3 Extension of Term of Employment. On January 1, 1995 and on each January 1 thereafter, the term of this Agreement shall be automatically extended for one additional year, unless prior to January 1, 1995 or January 1 of any subsequent year, as the case may be, either party shall have notified the other in writing that the term of this Agreement shall not be so extended. Once such notification is given by either party, the term of this Agreement shall not thereafter be extended.

     Section 2. Compensation.

     2.1 Base Salary. For the calendar year beginning January 1, 1994, the Employer shall pay to the Employee as compensation for his services a base salary of $90,000.00,(1) payable in bi-weekly installments, subject to withholding for state and federal income taxes and FICA.

     2.2 Salary Adjustments. On January 1, 1995 and on each January 1 thereafter, the Employee's base salary for the ensuing year shall be automatically increased not less than five percent (5.0%) above the prior year's base salary, as of December 31 of the prior year.

     2.3 Bonus. The Employee shall be entitled to participate in such executive bonus plans and/or incentive compensation plans as may be established from time to time by the respective boards of directors of UnionBank and/or UnionBancorp, Inc.

      2.4 Other Benefits. The Employee shall also receive the following benefits:

     (a) Employee shall be entitled to participate in the Employer's Employee Stock

- ---------------
(1) Employee's 1994 base salary shall be prorated to $75,000.00 based on employment date of March 1, 1994.


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Ownership Plan.

        (b) The Employee shall be entitled to participate in the Employer's Benefit Package according to the terms and conditions thereof as amended from time to time.

        (c) The Employee shall have twelve (12) paid sick days per year.

        (d) The Employee shall have three (3) paid personal days per year.

        (e) The Employee shall be entitled to a minimum paid vacation of four
(4) weeks during each calendar year.

        (f) The Employee and his dependents shall be entitled to participate in the Employer's group major medical insurance program according to the terms and conditions thereof as amended from time to time.

        (g) The Employee shall be entitled to receive such other fringe benefits as he was receiving prior to the date of this Agreement.

     2.5 Expenses. The Employee is authorized to incur reasonable expenses on behalf of the Employer in performing his duties including, but not limited to, expenses for travel, entertainment, meals, lodging and attendance at seminars. The Employer shall reimburse the Employee for all such expenses incurred by the Employee upon presentation of an itemized account thereof.

     Section 3. Duties.

     3.1 Employee's Duties.  The Employee's duties shall include:

        (a) Overall management of the lending activities for UnionBancorp, Inc. and all affiliates.

        (b) Direct supervision of all lending personnel.

        (c) Timely and thorough monitoring and reporting of the lending activity, profitability of lending function and any other significant matters relating to asset quality of UnionBancorp, Inc. and all affiliates.

        (d) Develop and recommend lending objectives, policies and practices as they relate to overall corporate plan. Ensure compliance with all policies directed by Board and all Federal and State regulations.

        (e) Participate in the overall development strategy of UnionBancorp, Inc. and affiliates.

        (f) Such other duties as may be assigned from time to time by the Chief Executive Officer.

     3.2 Extent of Employee's Services. The Employee shall devote his entire time, attention and

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energies to the business of UnionBancorp, Inc. and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage without the prior knowledge and consent of the Chief Executive Officer or the Board of Directors of UnionBank and UnionBancorp, Inc.; provided, however, that the foregoing restriction shall not be construed as preventing the Employee from investing, when such investment will not interfere with the Employee's full time employment by the Employer.

     Section 4. Protection of Confidential Information.

     4.1 Nondisclosure. The Employee recognizes and acknowledges that he will have access to certain confidential information of the Employer and of entities affiliated with the Employer and that such information constitutes valuable, special and unique property of the Employer and such other entities. The Employee shall not, during or after the term of this Agreement, directly or indirectly, divulge, disclose or communicate in any manner whatsoever any of such confidential information to any person, firm, corporation or other entity for any reason or purpose whatsoever, except to authorized representatives of the Employer and its affiliated entities. For purpose of this Agreement, the parties expressly acknowledge and agree that all information, whether written or otherwise, regarding the Employer's business, including, but not limited to, information regarding customers, employees, employees' salaries, costs, prices, earnings, any financial or accounting reports or data, regulatory matters, pending or threatened litigation or claims, products, services, data processing and other systems, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, shall be conclusively presumed to be confidential, material and important information of the Employer, except to the extent that such information is otherwise lawfully and readily available to the general public.

     4.2 Use of Confidential Information. During the term of this Agreement, the Employee may only use confidential information for purposes reasonably necessary to the carrying out of the Employee's duties as Executive Vice President and Chief Credit Officer, and the Employee may not make use of any confidential information after the severance of this employment. Upon the severance of his employment with the Employer, the Employee shall return to the Employer all books, records, lists and other written, typed or printed materials, whether furnished by the Employer or prepared by the Employee, which contain any information relating to the Employer's business. The Employee further agrees that he will neither make nor retain any copies of such materials after severance of his employment.

     4.3 Remedies. In event of a breach or threatened breach by the Employee of the provisions contained in paragraphs 4.1 or 4.2, the Employer shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, using or retaining such confidential information. Nothing herein contained shall be construed as prohibiting the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee. The Employee's covenants with respect to confidential information, as contained in paragraphs 4.1 and 4.2, shall continue in effect notwithstanding the severance of the Employee's employment, whether by the Employer or by the Employee, upon the expiration of the term of this Agreement or otherwise.

     Section 5. Termination.

     5.1 Termination by Employee. The Employee may terminate this Agreement, and sever his employment with the Employer, by giving the Employer at least thirty (30) days' prior written notice thereof specifying the effective date of termination.


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

     5.2 Termination Upon Death or Disability. This Agreement shall be terminated, and the Employee's employment severed, upon the death or disability of the Employee. For purposes of this Agreement, "disability" means the Employee's inability, for any reason, to perform his duties as Senior Agriculture Representative of the Employer for any period of ninety (90) consecutive days or for more than one hundred eighty (180) days in any twenty-four (24) month period.

     5.3 Termination by Employer for Cause. The Employer may terminate this Agreement, and sever the Employee's employment, only "for cause". Cause for termination shall exist if:

        (a) The Chief Executive Officer or the Board of Directors of UnionBank or UnionBancorp, Inc. or any bank regulatory agency determines that the Employee has committed an act or acts of dishonesty.

        (b) The Employee is convicted in a judicial proceeding of an offense involving moral turpitude.

        (c) The Employee improperly discloses or uses any confidential information of the Employer.

        (d) The Employee repeatedly and willfully fails or refuses to perform his duties.

        (e) The Employee grossly neglects his duties.

        (f) The Employee fails or refuses to comply with the policies, standards and regulations of the Employer which from time to time may be established.

        (g) The Employee engages in any activities detrimental to the reputation of the Employer, including but not limited to activities involving a conflict of interest.

        (h) The Employee conducts himself in an unethical, immoral or fraudulent manner or in a manner which causes him to be held in public ridicule or scorn or causes a public scandal.

     5.4 Notice of Termination for Cause; Employee's Opportunity to Correct.
In the event the Employer intends to terminate this Agreement, and sever the Employee's employment, for cause, the Employer shall first give the Employee written notice thereof specifying with particularity the acts, omissions or conduct constituting causes and stating the effective date of termination, which date shall not be less than thirty (30) days from the date the notice is given. If the grounds for termination for cause are those specified in subparagraphs (a), (b) or (c) of paragraph 5.3, this Agreement shall be terminated and the Employee's employment shall be severed on the date set forth in the notice of termination. However, if the grounds alleged in the notice of termination are other than those specified in subparagraphs (a), (b) or (c) of paragraph 5.3, the Employee, if he so elects by giving written notice to the Employer's boards of directors prior to the effective date of termination stated in the notice, shall be afforded an opportunity to discuss the alleged grounds with the Employer's boards of directors and the Employee shall then be given a reasonable period of time, not less than ninety (90) days, within which to correct the acts, omissions or conduct complained of.


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     5.5 Compensation Upon Termination.

        (i) If this Agreement is terminated in accordance with the provisions of paragraph 5.1, 5.2 and 5.3.

                 (a) The Employer shall continue to pay the Employee his base salary through the effective date of termination.
                 (b) The Employer shall pay to the Employee compensation based on the Employee's accrued sick days, personal days and vacation days.
                 (c) The Employer shall pay to the Employee any accrued bonus or incentive compensation.
                 (d) The Employer shall as soon as practicable, distribute to the Employee in cash the value of his Employee Stock Ownership Plan
            (ESOP) account.

        (ii) If this Agreement is terminated by the Employer other than in accordance with the provisions of paragraph 5.2 or 5.3 prior to the last day of the then current term, and for any reason other than a termination in accordance with the provisions of subparagraph (iii) of this paragraph 5.5, then notwithstanding any mitigation of damages by the Employee, the Employee shall receive all amounts under subparagraph (i) of this paragraph 5.5 and the Employer shall pay the Employee the base salary then payable to the Employee, the value of any bonus or incentive payments the Employee would have received had he remained employed, the value of the contributions that would have been made or credited by the Employer under all employee retirement plans for the benefit of the Employee and shall continue to provide coverage for the Employee under the health, life and disability insurance programs maintained by the Employer for the remainder of the term of this Agreement.

           (a) Payment to the Employee will be made on a monthly basis during the remaining term of this Agreement. At the election of the Employer, payments may be made in a lump sum. Such payments shall not be reduced in the event the Employee obtains other employment following the termination of employment by the Employer.

           (b) If the Employer is not in compliance with its minimum capital requirements or if the payments required under this subparagraph would cause the Employer's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance.

           (c) It is the intention of the Employer and the Employee that no portion of any payment under this Agreement, or payments to or for the benefit of the Employee under any other agreement or plan, be deemed to be an "Excess Parachute Payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or its successors. It is agreed that the present value of and payments to or for the benefit of the Employee in the nature of compensation, receipt of which is contingent on the Change of Control (as defined below) of the Employer, and to which Section 280G of the Code applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount which the Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within sixty (60) days following the earlier of
      (A) the giving of the notice of termination or (B) the giving of notice by the Employer to the Employee of its belief that there is a payment or benefit due the



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      Employee which will result in an excess parachute payment as defined in
      Section 280G of the Code, the Employee and the Employer, at the Employer's expense, shall obtain the opinion of such legal counsel and certified public accountants as the Employee may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Employer), which opinions need not be unqualified, which sets forth (A) the amount of the Base Period Income of the Employee, (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments.
      In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Employee in writing delivered to the Employer within thirty (30) days of his receipt of such opinions or, if the Employee fails to so notify the Employer, then as the Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subparagraph, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in
      Section 2 hereof and (B) any other compensation earned by the Employee pursuant to the Employer's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subparagraph, the Employee and the Employer shall obtain, at the Employer's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Employee. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subparagraph shall be of no further force or effect.

           (d) If at any time during the term of this Agreement, the Employee is Constructively Discharged (as hereinafter defined) then the Employee shall have the right, by written notice to the Employer within sixty (60) days of such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after such notice, and the Employee shall have no further obligations under this Agreement. The Employee shall in such event be entitled to a lump sum payment of compensation and benefits and continuation of the health, life and disability insurance as if such termination of his employment was pursuant to subparagraph (ii) of this paragraph 5.5.

      For purposes of this Agreement, the Employee shall be "Constructively Discharged" upon the occurrence of any one of the following events:
                 (i) The Employee is not re-elected or is removed from the
            positions with the Employer set forth in Section 1 hereof, other than as a result of the Employee's election or appointment to positions of equal or superior scope and responsibility; or
                 (ii) The Employee shall fail to be vested by the Employer with the powers, authority and support services of any of said offices;
            or
                 (iii) The Employer shall notify the Employee that the
            employment term of the Employee will not be extended or further extended, as set forth in paragraph 1.3; or
                 (iv) The Employer changes the primary employment location of the Employee to a place that is more than fifty (50) miles from the primary employment


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


            location as of the date of this Agreement; or
                 (v) The Employer otherwise commits a material breach of its obligations under this Agreement.

      (iii) In the event of a Change in Control (as defined below) of the Employer and the termination of the Employee's employment under (a) or (b) below, the Employee shall be entitled to (i) a lump sum payment equal to three
(3) times his most recent base salary and the value of the other amounts and benefits payable or accrued under Section 2, and (ii) continued coverage under the health, life and disability insurance programs for three years following such termination. The following shall constitute termination for purposes of this subparagraph:

           (a) The Employee terminates his employment under this Agreement by a written notice to that effect delivered to the Employer's boards of directors within one (1) year after the Change in Control.

           (b) This Agreement is terminated by the Employer or its successor either in contemplation of or after the Change in Control.

      (iv) For purposes of this paragraph, the term "Change in Control" shall mean the following:

           (a) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities; or

           (b) The individuals who, as of the date hereof, are members of the Employer's boards of directors cease for any reason to constitute a majority of their respective board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of their respective board, and such new director shall, for purposes of this Agreement, be considered as a member of their respective board; or

           (c) Approval by stockholders of: (1) a merger or consolidation if the stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the entity.

      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of the then outstanding securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock


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immediately prior to such acquisition."

     Section 6. Miscellaneous Provisions.

     6.1 Relocation of Employee. This Agreement contemplates that the Employee will discharge his duties hereunder primarily at the Employer's principal offices in Streator or in Ottawa, Illinois. The Employer may not relocate the Employee to another office or location without the Employee's consent.

     6.2 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail, postage prepaid, return receipt requested, to the Employer at 122 West Madison Street, Ottawa, Illinois, 61350 or to the Employee at Box 91 Grand Ridge, Illinois, 61325.

     6.3 Captions. The Section and paragraph captions contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     6.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Employer and the Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns.

     6.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision and, to this end, the provisions of this Agreement are severable.

     6.6 Disputes. In case of any dispute or disagreement arising out of, or in connection with, this Agreement, until the final determination of such dispute or disagreement, the Employer shall continue to pay to the Employee all of the compensation provided in this Agreement, and the Employee shall be entitled to continue to receive all of the other benefits provided herein. If any party commences an action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover in such action its costs and expenses incurred in prosecuting or defending such action, including reasonable attorneys' fees, as may be awarded by the court which hears and determines the controversy.

     6.7 Employer's Obligations are Joint and Several. The obligations of UnionBank and UnionBancorp, Inc. under this Agreement are joint and several.

     6.8 Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely in Illinois.

     6.9 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior negotiations, agreements and understandings, both written and oral, between the parties, and cannot be amended, supplemented or modified, nor can any of its provisions be waived, except by an instrument in writing signed by all parties.


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     6.9 Indemnification.

        (a) The Employer shall provide the Employee (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors' and officers' liability insurance policy at its expense.

        (b) In addition to the insurance coverage provided for in subparagraph
(a) of this paragraph 6.11, the Employer shall hold harmless and indemnify the Employee (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

        (c) In the event the Employee becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this paragraph 6.11, the Employer shall, to the full extent permitted under applicable law, advance all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement (collectively "Expenses") incurred by the Employee in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from the Employee (i) to reimburse the Employer for all Expenses actually paid by the Employer to or on behalf of the Employee in the event it shall be ultimately determined that the Employee is not entitled to indemnification by the Employer for such Expenses and (ii) to assign to the Employer all rights of the Employee to indemnification, under any policy of directors' and officers' liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Employer to or on behalf of the Employee."

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.


                                              UNIONBANK
                                              By:/s/ R. Scott Grigsby
                                                 ----------------------------
                                              President and CEO
Attest:
/s/ Charles J. Grako
- -------------------------------
Secretary

                                              UNIONBANCORP, INC.
                                              By:/s/ R. Scott Grigsby
                                                 ----------------------------
                                              Chairman, President and CEO
Attest:
/s/ Charles J. Grako
- -------------------------------
Secretary

                                              /s/ Wayne L. Bismark
                                              -------------------------------
                                              Wayne L. Bismark



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


                                 ADDENDUM TO
                            EMPLOYMENT AGREEMENT

     The following constitutes a modification and amendment of the Employment Agreement entered into as of March 1, 1994 by and among UnionBancorp, Inc., a Delaware corporation (hereinafter referred to as the "Employer"), and Wayne L. Bismark (hereinafter referred to as the "Employee").

     Paragraph 5.5 (i) of the agreement is hereby modified and amended to read as follows:

     "5.5 COMPENSATION UPON TERMINATION.

     (i) If this Agreement is terminated in accordance with the provisions of paragraph 5.1, 5.2 or 5.3:

        (a) The Employer shall continue to pay the Employee his base salary through the effective date of termination.

        (b) The Employer shall pay to the Employee compensation based on the Employee's accrued vacation days.

        (c) The Employer shall pay to the Employee any accrued bonus or incentive compensation.

        (d) The Employer shall as soon as practicable distribute to the Employee in cash the value of his Employee Stock Ownership Plan (ESOP) account."

     The remaining provisions of the Agreement shall continue in effect.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this 4th day of April, 1996.

                                          UnionBancorp, Inc.


                                          By:/s/ R. Scott Grigsby
                                             -------------------------------
                                             Chairman, President & CEO

ATTEST:

/s/ Charles J. Grako
- -------------------------------
Secretary

                                          /s/ Wayne L. Bismark
                                          ----------------------------------
                                          Wayne L. Bismark